Permian Resources Announces Strong First Quarter 2026 Results and Increased Full Year Guidance

MIDLAND, Texas – May 6, 2026 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its first quarter 2026 financial and operational results and revised 2026 guidance.
Recent Financial and Operational Highlights
•Reported total average production of 412.9 MBoe/d, including 192.3 MBbls/d of oil, 103.3 MBbls/d of NGLs and 703.0 MMcf/d of natural gas
•Announced cash capital expenditures of $466 million, cash provided by operating activities of $815 million and adjusted free cash flow1 of $513 million
•Reduced D&C costs to ~$685 per lateral foot, representing a 6% reduction compared to 2025 results
•Demonstrated continued bolt-on and ground game success, executing on ~40 transactions for $205 million
•Declared quarterly base dividend of $0.16 per share
•Increased mid-point of full year guidance for oil production by 3.5 MBbls/d to 192.5 MBbls/d
•Received investment grade credit ratings from S&P and Moody’s and maintained strong balance sheet with leverage1 of ~0.8x
•Completed simplification of Permian Resources’ corporate structure to further enhance peer-leading shareholder alignment
•Continue to prioritize flexibility to respond quickly to range of market conditions
◦Successfully accelerated first quarter crude oil production and anticipate modest acceleration of production and capital in the second quarter
◦Maintain significant flexibility to respond to market conditions in the second half of 2026 and beyond
Management Commentary
“We delivered a strong first quarter across the board, with record-low D&C costs per foot, 2% oil production growth quarter-over-quarter and more than $500 million of free cash flow,” said Will Hickey, Co-CEO of Permian Resources. “This performance highlights our ability to drive higher production and free cash flow per share, while continuing to lower costs.”

“Since inception, Permian Resources has generated consistent free cash flow per share growth throughout cycles,” said James Walter, Co-CEO of Permian Resources. “This has been driven by a combination of lowering costs, executing accretive acquisitions and delivering high-return organic growth. Going forward, our business plan remains the same, and we'll continue to leverage these unique advantages to drive outsized returns for our investors.”
Financial and Operational Results
During the quarter, average daily crude oil production was 192,349 barrels of oil per day (“Bbls/d”), a 2% increase compared to the prior quarter. Reported NGL and natural gas volumes were 103,338 Bbls/d and 702,979 Mcf/d, respectively. Total production was 412,850 barrels of oil equivalent per day (“Boe/d”). During the first quarter, production exceeded expectations due to strong runtime and new well performance, in addition to certain steps the Company took to accelerate incremental production in March such as increased workover activity.

The Company continues to reduce well costs on a per lateral foot basis through continued operational efficiencies. For the first quarter, drilling and completion costs per lateral foot were approximately $685, or a 2% reduction from the previous quarter. Total cash capital expenditures for the first quarter were $466 million.
Realized prices for the quarter were $70.91 per barrel of oil, $16.60 per barrel of NGL and $0.10 per Mcf of natural gas. The Company continues to realize the positive impact from its improved natural gas transportation portfolio, with unhedged realized natural gas prices reflecting a $1.21 per Mcf premium to Waha pricing during the quarter. Permian Resources’ natural gas hedges further improved realizations to $1.33 per Mcf, or a $2.44 per Mcf premium to Waha.
The Company’s current firm transportation capacity and operational flexibility have provided it the ability to successfully navigate the volatile Waha gas environment, while minimizing the impact to oil production. Permian Resources expects its natural gas realized prices to continue to benefit over time through its growing firm transportation capacity, which will provide over 700 MMcf/d exposed to the Gulf Coast and DFW markets in 2027.
During the quarter, total controllable cash costs (LOE, GP&T and cash G&A) were $7.32 per Boe. First quarter LOE was $5.19 per Boe, GP&T was $1.36 per Boe and cash G&A was $0.77 per Boe.
For the first quarter, Permian Resources generated net cash provided by operating activities of $815 million, adjusted operating cash flow1 of $979 million and adjusted free cash flow1 of $513 million. Adjusted diluted shares1 outstanding were 852.3 million for the three months ended March 31, 2026.
2026 Operational Plan Update

Given higher crude prices in March, the Company reacted quickly to increase oil production during the first quarter. In the second quarter, Permian Resources expects to continue to accelerate production and anticipates second quarter oil production and capital expenditures to be modestly higher than the first quarter as a result. If negative Waha prices persist, the Company anticipates lower natural gas and NGL volumes in the second quarter.

For the second half of 2026, the Company retains significant operational flexibility to maximize free cash flow in 2026 and 2027. In the event of prolonged higher crude prices, Permian Resources anticipates that maintaining its current number of rigs and completion crews would generate capital efficient production growth. The Company maintains equal flexibility to reduce activity and deliver a similar level of production and capital as the first quarter, in the event the macro environment weakens.

Based on recent results and current outlook, Permian Resources has increased its full year 2026 oil production target by 3.5 MBbls/d to 192.5 MBbls/d at the mid-point of guidance. There are no further changes to the Company’s guidance ranges.

“Today, our team is responding quickly to the current environment to increase oil production and free cash flow. Going forward, Permian Resources maintains maximum operational flexibility and will continue to swiftly react to the changing macro environment,” said Will Hickey, Co-CEO. "I would like to thank our operations team for their hard work and dedication to execute a plan that maximizes shareholder value in a period of significant volatility."

Improving PR's Fortress Balance Sheet

Permian Resources continues to enhance its balance sheet strength, receiving investment grade credit ratings, increasing liquidity and reducing debt. Permian Resources has now achieved investment grade ratings from all three rating agencies. In March, S&P upgraded Permian Resources to BBB-, and in April Moody’s upgraded the Company to Baa3. This follows the Company’s initial investment grade credit rating from Fitch, which upgraded Permian Resources to BBB- in July 2025. With investment grade credit ratings from all three agencies, Permian Resources expects enhanced access to capital throughout market cycles and a reduced cost of capital.

On April 30, 2026, the Company entered into a new five-year revolving credit facility. Elected commitments under the new credit facility increased to $3.0 billion from $2.5 billion under the Company’s prior credit facility. The new revolving credit facility provides for no security or collateral, reduced interest expense and fees and more attractive covenants.

On April 15, 2026, Permian Resources redeemed $550 million in principal of legacy Earthstone 8.00% Senior Notes due 2027. Since year-end 2024, Permian Resources has reduced total debt by approximately $1.2 billion.

Corporate Simplification and Continued Peer-Leading Shareholder Alignment

Peer-leading shareholder alignment has been a priority for Permian Resources since its formation, and the Company has taken significant steps year-to-date to enhance this strength. During the first quarter, the Company’s remaining Class C shareholders converted their shares to Class A shares. As a result, the Company’s corporate structure is now a traditional C-Corp. with a single share class structure, simplifying its capital structure and further improving shareholder alignment.

The Company also announced the recent elimination of its sponsor ownership. Since inception, Permian Resources has successfully partnered with its private equity shareholders to monetize or distribute over 300 million shares of common stock, reducing the combined disclosed sponsor ownership from approximately 45% in 2023 to 0% today.

"Since inception, we have made tremendous progress towards simplifying our corporate structure and reducing our sponsor ownership, while at the same time generating leading shareholder returns," said James Walter, Co-CEO. "These actions have made our business more transparent, more aligned with our shareholders and even better positioned to continue creating outsized returns for our investors."
Shareholder Returns
Permian Resources announced today that its Board of Directors declared the Company’s second quarter 2026 base dividend of $0.16 per share of Class A common stock, or $0.64 per share on an annualized basis. The base dividend is payable on June 30, 2026 to shareholders of record as of June 16, 2026. The Company’s base dividend represents an annualized yield of 2.9% as of May 5, 2026.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which is expected to be filed with the U.S. Securities and Exchange Commission on May 7, 2026.
Conference Call and Webcast
Permian Resources will host an earnings conference call on Thursday, May 7, 2026, at 9:00 a.m. Central (10:00 a.m. Eastern). Interested parties are invited to participate on the call by dialing (800) 715-9871 (Conference ID: 1442298) at least 15 minutes prior to the start of the call or via the internet at www.permianres.com. A replay of the call will be available on the Company’s website or by phone at (800) 770-2030 (Passcode: 1442298) for a 14-day period following the call.

About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on driving peer-leading returns through the acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets are located in the Permian Basin, with a concentration in the core of the Delaware Basin. Through its position of approximately 500,000 net acres in West Texas and Southeast New Mexico, Permian Resources is the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Factors that could cause results to differ from those projected or assumed in any forward-looking statements include, but are not limited to:
•volatility of oil, NGL and natural gas prices or a prolonged period of low oil, NGL or natural gas prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries, such as Iran, Saudi Arabia and Venezuela, and other oil and natural gas producing countries, such as the United Arab Emirates and Russia, with respect to production levels or other matters related to the price of oil, NGLs and natural gas;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America, including recent developments in and around Iran;
•uncertainty inherent in estimating oil, NGL and natural gas reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs, including the timing and amount of our future production of oil, NGLs and natural gas and the cost of developing or operating our properties;
•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•our realized oil, NGL and natural gas prices;
•our ability to identify, complete and effectively integrate acquisitions of properties, or businesses;
•our hedging strategy and results;
•competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy or international conflict;
•the geographic concentration of our operations and/or consolidated in the oil and natural gas industry in the areas in which we operate and otherwise;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to environmental, health and safety regulations and liabilities thereunder;
•the marketing and transportation of our oil, NGLs and natural gas;
•general economic, market and business conditions, including as it relates to credit and capital markets;
•environmental and climate related risks, including seasonal weather conditions;

•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure;
•our ability to make dividend payments, distributions and share repurchases;
•changes to tax laws or interpretations thereof and the impact of such changes on us;
•technological advancement, including artificial intelligence and its application in our industry;
•security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions;
•risks relating to our sustainability initiatives;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other risk factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Weighted Average Shares Outstanding and Net Debt-to-LQA EBITDAX (also referred to as “leverage” in this press release) are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Contacts:
Hays Mabry – Vice President, Investor Relations
(432) 315-0114
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2026 operational and financial guidance are presented below:

	2026 FY Guidance (Revised)
Net average daily production (Boe/d)	400,000	—	430,000
Net average daily oil production (Bbls/d)	190,000	—	195,000

Production costs
Total controllable cash costs	$7.15	—	$8.15
Lease operating expenses ($/Boe)	~$5.45
Gathering, processing and transportation expenses ($/Boe)	~$1.40
Cash general and administrative ($/Boe)(1)	~$0.80
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,750	—	$1,950

Operated drilling program
TILs (gross)	~250
Average working interest	75% - 80%
Average lateral length (feet)	~11,000
(1)    Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended March 31,
	2026	2025
Net revenues (in thousands):
Oil sales	$1,227,594	$1,109,771
NGL sales	154,393	185,022
Natural gas sales	(18,504)	81,658
Purchased gas sales, net	24,663	—
Oil and gas sales	$1,388,146	$1,376,451

Net production:
Oil (MBbls)	17,311	15,747
NGL (MBbls)	9,300	7,741
Natural gas (MMcf)	63,268	60,605
Total (MBoe)(1)	37,156	33,589

Average daily net production:
Oil (Bbls/d)	192,349	174,967
NGL (Bbls/d)	103,338	86,010
Natural gas (Mcf/d)	702,979	673,388
Total (Boe/d)(1)	412,850	373,209

Average sales prices:
Oil (per Bbl)	$70.91	$70.48
Effect of derivative settlements on average price (per Bbl)	(2.81)	0.97
Oil including the effects of hedging (per Bbl)	$68.10	$71.45

NGL (per Bbl)	$16.60	$23.90

Natural gas (per Mcf)	$(0.29)	$1.35
Effect of derivative settlements on average price (per Mcf)	1.23	0.10
Effect of purchased gas sales on average price (per Mcf)	0.39	—
Natural gas including the effects of hedging (per Mcf)	$1.33	$1.45

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended March 31,
	2026	2025
Operating costs (in thousands):
Lease operating expenses	$192,882	$179,627
Severance and ad valorem taxes	101,312	107,993
Gathering, processing and transportation expenses	50,639	46,650
Operating cost metrics:
Lease operating expenses (per Boe)	$5.19	$5.35
Severance and ad valorem taxes (% of revenue)	7.3%	7.8%
Gathering, processing and transportation expenses (per Boe)	$1.36	$1.39

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Operating revenues
Oil and gas sales	$1,388,146	$1,376,451
Operating expenses
Lease operating expenses	192,882	179,627
Severance and ad valorem taxes	101,312	107,993
Gathering, processing and transportation expenses	50,639	46,650
Depreciation, depletion and amortization	526,288	474,203
General and administrative expenses	43,772	43,056
Impairment and abandonment expense	2,011	5,209
Exploration and other expenses	3,997	15,250
Total operating expenses	920,901	871,988
Income from operations	467,245	504,463

Other income (expense)
Interest expense	(67,020)	(73,839)
Loss on extinguishment of debt	—	(5,826)
Net gain (loss) on derivative instruments	(339,924)	57,731
Other income (expense)	3,579	8,368
Total other income (expense)	(403,365)	(13,566)

Income before income taxes	63,880	490,897
Income tax expense	(13,486)	(100,334)
Net income	50,394	390,563
Less: Net income attributable to noncontrolling interest	(6,774)	(61,265)
Net income attributable to Class A Common Stock	$43,620	$329,298

Income per share of Class A Common Stock:
Basic	$0.05	$0.47
Diluted	$0.05	$0.44

Weighted average Class A Common Stock outstanding:
Basic	812,208	704,035
Diluted	827,962	748,197

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$170,780	$153,690
Accounts receivable, net	932,874	840,653
Derivative instruments	46,226	279,725
Prepaid and other current assets	34,346	38,075
Total current assets	1,184,226	1,312,143
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	2,005,782	1,933,409
Proved properties	22,089,152	21,484,903
Accumulated depreciation, depletion and amortization	(7,688,164)	(7,168,925)
Total oil and natural gas properties, net	16,406,770	16,249,387
Other property and equipment, net	57,164	57,051
Total property and equipment, net	16,463,934	16,306,438
Noncurrent assets
Operating lease right-of-use assets	139,458	132,764
Other noncurrent assets	206,832	160,840
TOTAL ASSETS	$17,994,450	$17,912,185
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,433,675	$1,453,610
Operating lease liabilities	82,755	79,496
Derivative instruments	162,322	—
Other current liabilities	129,084	144,726
Total current liabilities	1,807,836	1,677,832
Noncurrent liabilities
Long-term debt, net	3,546,370	3,545,598
Asset retirement obligations	169,854	166,847
Deferred income taxes	1,043,265	893,463
Operating lease liabilities	58,473	55,102
Other noncurrent liabilities	39,835	39,460
Total liabilities	6,665,633	6,378,302
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 842,372,948 shares issued and 837,194,265 shares outstanding at March 31, 2026 and 757,854,120 shares issued and 751,746,410 shares outstanding at December 31, 2025	84	76
Class C: No shares issued and outstanding at March 31, 2026 and 84,378,125 shares issued and outstanding at December 31, 2025	—	8
Additional paid-in capital	9,853,585	8,710,698
Retained earnings (accumulated deficit)	1,475,148	1,567,500
Total shareholders' equity	11,328,817	10,278,282
Noncontrolling interest	—	1,255,601
Total equity	11,328,817	11,533,883
TOTAL LIABILITIES AND EQUITY	$17,994,450	$17,912,185

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$50,394	$390,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	526,288	474,203
Stock-based compensation expense	16,202	16,929
Impairment and abandonment expense	2,011	5,209
Deferred tax expense	13,019	97,594
Non-cash portion of derivative (gain) loss	369,297	(36,423)
Amortization of debt issuance costs, discount and premium	1,746	2,139
Loss on extinguishment of debt	—	5,826
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(87,283)	14,177
(Increase) decrease in prepaid and other assets	17,781	(8,853)
Increase (decrease) in accounts payable and other liabilities	(94,379)	(63,332)
Net cash provided by operating activities	815,076	898,032
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(204,865)	(35,401)
Drilling and development capital expenditures	(466,230)	(500,732)
Purchases of other property and equipment	(1,952)	(1,672)
Proceeds from sales of oil and natural gas properties	9,042	175,989
Net cash used in investing activities	(664,005)	(361,816)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	50,000	—
Repayment of borrowings under revolving credit facility	(50,000)	—
Redemption of senior notes	—	(175,000)
Debt issuance and redemption costs	(293)	(17,334)
Proceeds from exercise of stock options	1,227	21
Dividends paid	(134,915)	(106,070)
Distributions paid to noncontrolling interest owners	—	(14,940)
Net cash used in financing activities	(133,981)	(313,323)
Net increase (decrease) in cash, cash equivalents and restricted cash	17,090	222,893
Cash, cash equivalents and restricted cash, beginning of period	153,690	479,343
Cash, cash equivalents and restricted cash, end of period	$170,780	$702,236

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, loss on extinguishment of debt, non-cash gains or losses on derivatives, stock-based compensation, exploration and other expenses and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$43,620	$339,505	$59,234	$207,137	$329,298
Net income attributable to noncontrolling interest	6,774	42,386	22,227	37,884	61,265
Interest expense	67,020	67,067	69,386	72,770	73,839
Income tax expense	13,486	33,965	87,394	62,486	100,334
Depreciation, depletion and amortization	526,288	524,979	526,915	506,410	474,203
Impairment and abandonment expense	2,011	379	2,251	146	5,209
Loss on extinguishment of debt	—	—	264,294	—	5,826
Non-cash derivative (gain) loss	369,297	(79,493)	(35,307)	(17,256)	(36,423)
Stock-based compensation expense(1)	15,163	14,031	17,435	19,293	16,199
Exploration and other expenses	3,997	6,799	4,933	5,060	15,250
Adjusted EBITDAX	$1,047,656	$949,618	$1,018,762	$893,930	$1,045,000

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX, also referred to as leverage, is a non-GAAP financial measure. We define net debt as total debt, net, plus unamortized debt discount, premium and issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2026, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to total debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

($ in thousands)	March 31, 2026
Total debt, net	$3,546,370
Unamortized debt discount, premium and issuance costs on senior notes	28,630
Total debt	3,575,000
Less: cash and cash equivalents	(170,780)
Net debt (Non-GAAP)	3,404,220
LQA EBITDAX(1)	$4,190,624
Net debt-to-LQA EBITDAX	0.8	x
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2026, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding (“Adjusted Basic and Diluted Shares”) are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding, which were fully converted to Class A Common Stock during the three months ended March 31, 2026.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest that was fully eliminated during the three months ended March 31, 2026. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measures calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands)	2026	2025
Basic weighted average shares of Class A Common Stock outstanding	812,208	704,035
Weighted average shares of Class C Common Stock outstanding	24,343	99,594
Adjusted basic weighted average shares outstanding	836,551	803,629

Basic weighted average shares of Class A Common Stock outstanding	812,208	704,035
Add: Dilutive effects of Convertible Senior Notes	—	29,753
Add: Dilutive effects of equity awards	15,754	14,409
Diluted weighted average shares of Class A Common Stock outstanding	827,962	748,197
Weighted average shares of Class C Common Stock	24,343	99,594
Adjusted diluted weighted average shares outstanding	852,305	847,791

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, other non-recurring charges, and estimated tax distributions to our non-controlling interest owners prior to its elimination during the three months ended March 31, 2026. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands, except per share data)	2026	2025
Net cash provided by operating activities	$815,076	$898,032
Changes in working capital:
Accounts receivable	87,283	(14,177)
Prepaid and other assets	(17,781)	8,853
Accounts payable and other liabilities	94,379	63,332
Other non-recurring charges	—	4,749
Estimated tax distribution to noncontrolling interest owners(1)	—	(252)
Adjusted operating cash flow	978,957	960,537
Less: total cash capital expenditures	(466,230)	(500,732)
Adjusted free cash flow	$512,727	$459,805

Adjusted diluted weighted average shares outstanding	852,305	847,791

(1) Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of the periods presented.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for loss on extinguishment of debt, non-cash gains or losses on derivatives, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands, except per share data)	2026	2025
Net income attributable to Class A Common Stock	$43,620	$329,298
Net income attributable to noncontrolling interest	6,774	61,265
Loss on extinguishment of debt	—	5,826
Non-cash derivative (gain) loss	369,297	(36,423)
Other non-recurring charges	—	4,749
Impairment and abandonment expense	2,011	5,209
Adjusted net income excluding above items	421,702	369,924
Income tax benefit (expense) attributable to the above items(1)	(85,068)	(9,141)
Adjusted net income	$336,634	$360,783
Interest on Convertible Senior Notes, net of tax	—	1,283
Adjusted Net Income - Diluted	336,634	362,066

Adjusted diluted weighted average shares outstanding (Non-GAAP)(2)	852,305	847,791
Adjusted net income per adjusted diluted share	$0.39	$0.43

(1)    Income tax benefit (expense) for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate that was approximately 22.5%.
(2)    Adjusted diluted weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of April 30, 2026:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)
Crude oil swaps - NYMEX WTI	April 2026 - June 2026	7,280,000	80,000	$67.43
	July 2026 - September 2026	6,440,000	70,000	68.68
	October 2026 - December 2026	6,440,000	70,000	67.10
	January 2027 - March 2027	900,000	10,000	74.25
	April 2027 - June 2027	910,000	10,000	72.94
	July 2027 - September 2027	920,000	10,000	72.06
	October 2027 - December 2027	920,000	10,000	71.29

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil basis differential swaps - Mid-Cush(1)	April 2026 - June 2026	6,980,000	76,703	$0.94
	July 2026 - September 2026	6,440,000	70,000	1.03
	October 2026 - December 2026	6,440,000	70,000	1.03
	January 2027 - March 2027	900,000	10,000	1.10
	April 2027 - June 2027	910,000	10,000	1.10
	July 2027 - September 2027	920,000	10,000	1.10
	October 2027 - December 2027	920,000	10,000	1.10

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil roll differential swaps - NYMEX WTI	April 2026 - June 2026	6,980,000	76,703	$0.71
	July 2026 - September 2026	6,578,000	71,500	1.24
	October 2026 - December 2026	6,578,000	71,500	1.13

(1)    These crude oil basis swap transactions are settled utilizing the ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - NYMEX Henry Hub	April 2026 - June 2026	12,467,000	137,000	$3.57
	July 2026 - September 2026	12,604,000	137,000	3.83
	October 2026 - December 2026	12,604,000	137,000	4.16
	January 2027 - March 2027	12,600,000	140,000	4.24
	April 2027 - June 2027	12,740,000	140,000	3.32
	July 2027 - September 2027	12,880,000	140,000	3.58
	October 2027 - December 2027	12,880,000	140,000	3.94

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - Waha	April 2026 - June 2026	8,645,000	95,000	$0.43
	July 2026 - September 2026	8,740,000	95,000	1.80
	October 2026 - December 2026	15,145,000	164,620	2.73
	January 2027 - March 2027	7,650,000	85,000	3.57

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - HSC	April 2026 - June 2026	9,100,000	100,000	$3.63
	July 2026 - September 2026	9,200,000	100,000	3.95
	October 2026 - December 2026	9,200,000	100,000	4.24

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)
Natural gas basis differential swaps - Waha(1)	April 2026 - June 2026	12,467,000	137,000	$(2.31)
	July 2026 - September 2026	12,604,000	137,000	(1.42)
	October 2026 - December 2026	12,604,000	137,000	(1.21)
	January 2027 - March 2027	14,490,000	161,000	(0.47)
	April 2027 - June 2027	14,651,000	161,000	(1.11)
	July 2027 - September 2027	14,812,000	161,000	(0.65)
	October 2027 - December 2027	14,812,000	161,000	(0.91)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)
Natural gas basis differential swaps - HSC(2)	January 2027 - March 2027	6,300,000	70,000	$(0.48)
	April 2027 - June 2027	6,370,000	70,000	(0.48)
	July 2027 - September 2027	6,440,000	70,000	(0.48)
	October 2027 - December 2027	6,440,000	70,000	(0.48)
	January 2028 - March 2028	9,100,000	100,000	(0.36)
	April 2028 - June 2028	9,100,000	100,000	(0.36)
	July 2028 - September 2028	9,200,000	100,000	(0.36)
	October 2028 - December 2028	9,200,000	100,000	(0.36)

(1)    These natural gas basis swap contracts are settled utilizing the Inside FERC’s West Texas Waha price and the NYMEX Henry Hub price of natural gas.
(2)    These natural gas basis swap contracts are settled utilizing the HSC price and the NYMEX Henry Hub price of natural gas.